UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    October 4, 2006

NexMed, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, NJ		08520
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (609) 208-9688

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

NexMed, Inc. has received a notice dated October 4, 2006 from Nasdaq indicating that it did not comply with the minimum $50 million market value of listed securities requirement for continued listing set forth in Marketplace Rule 4450(b)(1)(A). Additionally, the Company does not comply with the alternative Marketplace Rule 4450(b)(1)(B) which requires total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years. Further, the Company remains on notice for failure to maintain a minimum $1 bid requirement and, pursuant to Marketplace Rule 4450(e)(2), has until October 30th to remedy this deficiency.

Nasdaq will provide written notice that the Company's common stock will be delisted from the Nasdaq National Market at the opening of business on November 3, 2006 unless the Company's market value of listed securities is $50 million or more for a minimum of 10 consecutive business days during the 30 day period ended November 3, 2006. Additionally, Nasdaq will provide notice that the Company's common stock will be delisted on October 30, 2006 unless the bid price of the Company's stock closes at $1.00 per share or more for a minimum of 10 consecutive business days before October 30, 2006.

As of October 3, 2006, 2006 the market value of NexMed's listed securities based on its current 66,642,661 shares outstanding was $40,652,023. In order to comply with the $50 million market value criteria, the Company's share price would have to be $0.76 or greater for 10 consecutive days prior to November 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By:	/s/ Mark Westgate
Name: Mark Westgate
Title: Vice President and Chief Financial Officer
Date: October 10, 2006